GORDON K.W. GEE

Chartered Accountant #601 - 325 Howe Street Vancouver, BC V6C 1Z7

An Incorporated Professional Telephone: (604) 689 - 8815 Facsimile: (604) 689 - 8838

Email: gkwg@telus.net

United States Securities and Exchange Commission

450 Fifth Avenue, N.W.

Washington, DC 20549

Dear Sirs / Mesdames

Regarding: Registration Statement on Form SB-2 - Toro Ventures Inc., a Nevada Corporation

CONSENT OF INDEPENDENT AUDITOR

I consent to the reference to my firm under the caption "Experts" and to the use of my report dated 29 July 2005 on audited financial statements for the period from the inception date of 11 April 2005 to 30 June 2005, and as to related Note 1, included in the Registration Statement on Form SB-2 and related Prospectus of Toro Ventures Inc. for the registration of shares of its common stock.

Yours sincerely,

Gordon K.W. Gee Ltd.

Chartered Accountant

Vancouver, B.C. Canada

15 November, 2005